Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482
Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AmerisourceBergen Reports $0.57 in Diluted EPS, a 36 Percent Increase,
and Record Revenue of $19.6 Billion, up 6.6 percent, For The June Quarter
Company Increases Fiscal Year 2010 EPS Guidance to a Range of $2.16 to $2.20
VALLEY FORGE, PA, July 27, 2010 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2010 third quarter ended June 30, 2010, diluted earnings per share were $0.57, a 36 percent increase, which includes a $0.05 benefit from special items. Revenue in the quarter was $19.6 billion, up 6.6 percent. The Company also increased its fiscal year 2010 diluted earnings per share guidance to a range of $2.16 to $2.20, which represents a 28 percent to 30 percent increase over the $1.69 diluted earnings per share from continuing operations last fiscal year. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal Third Quarter Highlights
•	Record revenue of $19.6 billion, up 6.6 percent.

•	Diluted earnings per share of $0.57, including a $0.05 gain from special items, a 36 percent increase.

•	Gross profit of $588.4 million, up 13 percent.

•	Operating expense ratio of 1.56 percent, down 10 basis points.

•	Operating margin of 1.44 percent, up 28 basis points.

•	$95 million of share repurchases.
Fiscal First Nine Months Highlights
•	Record revenue of $58.2 billion, up 9.8 percent.

•	Record diluted earnings per share of $1.72, including a $0.05 gain from special items, a 38 percent increase over prior year diluted earnings per share from continuing operations.

•	Gross profit of $1.8 billion, up 13 percent.

•	Operating expense ratio of 1.56 percent, down 14 basis points.

•	Operating margin of 1.47 percent, up 23 basis points.

•	$350 million of share repurchases.
“This outstanding performance in the third quarter reflects the strength of our key growth drivers — generic pharmaceuticals and specialty distribution and services,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Our strong revenue growth and generic drug performance, combined with disciplined working capital and expense management to deliver our results. Our balance sheet remains strong, and we have excellent financial flexibility.”
Summary of Quarterly Results
•	Revenue: In the third quarter of fiscal 2010, revenue was a record $19.6 billion, up 6.6 percent compared to the same quarter in the previous fiscal year. In the quarter, revenue grew 8 percent at AmerisourceBergen Drug Corporation, aided by above market growth by its largest customers, and 3 percent at AmerisourceBergen Specialty Group.

•	Gross Profit: Gross profit in the fiscal 2010 third quarter was $588.4 million, including a $19.1 million benefit from an antitrust litigation settlement, a 13 percent increase compared to the year-ago same period. The higher gross profit in the quarter was due primarily to increased revenue and the impact of generic pharmaceuticals. The LIFO charge in the fiscal 2010 third quarter was $11.3 million compared with a $4.1 million charge in the previous year’s third quarter.

•	Operating Expenses: For the third quarter of fiscal 2010, operating expenses were $306.5 million, essentially flat compared to the $306.2 million in the prior fiscal year’s third quarter, despite revenue being up 6.6 percent in the quarter. The third quarters in fiscal year 2010 and 2009 included a $4.4 million gain and $0.2 million charge, respectively, for facility consolidations, employee severance and other. In the fiscal 2010 third quarter bad debt increased $5.9 million over the previous year’s third quarter. In addition, operating expenses in the fiscal 2009 third quarter included an $8.9 million impairment charge.

•	Operating Income: In the fiscal 2010 third quarter, operating income increased 32 percent to $281.9 million, due to strong revenue and gross profit growth in combination with solid operating expense management. Special items contributed 11 percent of the increase.

•	Tax Rate: The effective tax rate for the third quarter of fiscal 2010 was 38.1 percent, up from 36.8 percent in the previous fiscal year’s third quarter, which benefited from certain adjustments.

•	Earnings Per Share: Diluted earnings per share were up 36 percent to $0.57 in the third quarter of fiscal 2010, including a $0.05 benefit from special items, compared to $0.42 in diluted earnings per share in continuing operations in the previous fiscal year’s third quarter. Excluding the $0.05 of special items, diluted earnings per share in the fiscal 2010 third quarter were $0.52, a 24 percent increase. The diluted earnings per share in third quarter of fiscal year 2010 exceeded the 30 percent increase in income from continuing operations due to a 5 percent reduction in diluted weighted average shares outstanding.

•	Shares Outstanding: Diluted average shares outstanding for the third quarter of fiscal year 2010 were 286.7 million, down nearly 14 million shares from the previous fiscal year’s third quarter due primarily to share repurchases, net of option exercises.
Key Quarterly Ratios
•	Gross Margin: Gross profit as a percentage of revenue increased 18 basis points to 3.00 percent in the fiscal 2010 third quarter compared with the same period in the previous fiscal year, due to the positive impact of strong generic pharmaceutical sales and the benefit of an antitrust litigation settlement.

•	Operating Expense Ratio: Operating expenses as a percentage of revenue in the fiscal 2010 third quarter were 1.56 percent, down 10 basis points from the same period in the previous fiscal year. The lower ratio demonstrates the Company’s ability to leverage its existing infrastructure and its focus on productivity and efficiency.

•	Operating Margin: Operating income as a percentage of revenue increased 28 basis points to 1.44 percent in the fiscal 2010 third quarter compared with the previous year’s third quarter due to strong gross profit and expense control.
Fiscal Year 2010 Expectations Raised
“Looking ahead, the Company is increasing its expectations for diluted earnings per share for fiscal year 2010 to a range of $2.16 to $2.20, an increase of 28 percent to 30 percent over the $1.69 from continuing operations in fiscal year 2009,” said R. David Yost, AmerisourceBergen President and Chief Executive Officer. “The new fiscal year range implies a fourth quarter fiscal year 2010 range of $0.44 to $0.48.”
Yost continued, “We are raising our revenue growth assumption for fiscal year 2010 to between 8 percent and 9 percent. We are also increasing our operating margin expansion assumption to the mid- to high-teens basis point range. Our free cash flow assumption range for the fiscal year remains unchanged at $525 million to $600 million.”

In addition, the Company raised its share repurchase assumption, and now expects to repurchase approximately $450 million of AmerisourceBergen common shares in fiscal 2010.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on July 27, 2010. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.
To access the live conference call via telephone:
Dial in: The dial-in number for the live call will be 210-234-0010. The access code for the call is ABC.
To access the live webcast:
Go to the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call will be available for seven days, and the Webcast replay will be available for 30 days.
To access the replay via telephone (no access code required):
Dial in:	866-350-3612 from within the U.S. 203-369-0037 from outside the U.S.
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $75 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2010	Revenue	2009	Revenue	Change

Revenue	$19,602,120	100.00%	$18,393,899	100.00%	6.6%

Cost of goods sold	19,013,750		17,874,676		6.4%

Gross profit (1)	588,370	3.00%	519,223	2.82%	13.3%

Operating expenses:
Distribution, selling and administrative	289,288	1.48%	277,434	1.51%	4.3%
Depreciation and amortization	21,625	0.11%	19,689	0.11%	9.8%
Facility consolidations, employee severance and other (2)	(4,397)	-0.02%	213	—%
Intangible asset impairments	—	—%	8,900	0.05%

Total operating expenses	306,516	1.56%	306,236	1.66%	0.1%

Operating income	281,854	1.44%	212,987	1.16%	32.3%

Other loss	488	—%	186	—%

Interest expense, net	17,901	0.09%	14,652	0.08%	22.2%

Income from continuing operations before income taxes	263,465	1.34%	198,149	1.08%	33.0%

Income taxes	100,260	0.51%	73,015	0.40%	37.3%

Income from continuing operations	163,205	0.83%	125,134	0.68%	30.4%

Loss from discontinued operations, net of income taxes	—		(6,327)

Net income	$163,205		$118,807

Basic earnings per share:
Continuing operations	$0.58		$0.42		38.1%
Discontinued operations	—		(0.02)

Total	$0.58		$0.40

Diluted earnings per share:
Continuing operations	$0.57		$0.42		35.7%
Discontinued operations	—		(0.02)

Total	$0.57		$0.40

Weighted average common shares outstanding:
Basic	281,195		298,477
Diluted (3)	286,693		300,592

(1)	Includes a $19.1 million gain from an antitrust litigation settlement in the three months ended June 30, 2010.

(2)	Represents the reversal of a $4.4 million legal accrual in the three months ended June 30, 2010.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine		Nine
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2010	Revenue	2009	Revenue	Change

Revenue	$58,238,606	100.00%	$53,043,927	100.00%	9.8%

Cost of goods sold	56,474,798		51,482,385		9.7%

Gross profit (1)	1,763,808	3.03%	1,561,542	2.94%	13.0%

Operating expenses:
Distribution, selling and administrative	849,018	1.46%	828,669	1.56%	2.5%
Depreciation and amortization	63,109	0.11%	58,032	0.11%	8.7%
Facility consolidations, employee severance and other (2)	(4,482)	-0.01%	5,504	0.01%
Intangible asset impairments	700	—%	10,200	0.02%

Total operating expenses	908,345	1.56%	902,405	1.70%	0.7%

Operating income	855,463	1.47%	659,137	1.24%	29.8%

Other loss	1,033	—%	1,119	—%

Interest expense, net	54,447	0.09%	43,356	0.08%	25.6%

Income from continuing operations before income taxes	799,983	1.37%	614,662	1.16%	30.2%

Income taxes	304,463	0.52%	232,957	0.44%	30.7%

Income from continuing operations	495,520	0.85%	381,705	0.72%	29.8%

Loss from discontinued operations, net of income taxes	—		(8,455)

Net income	$495,520		$373,250

Basic earnings per share:
Continuing operations	$1.75		$1.26		38.9%
Discontinued operations	—		(0.03)

Total	$1.75		$1.23

Diluted earnings per share:
Continuing operations	$1.72		$1.25		37.6%
Discontinued operations	—		(0.03)

Total	$1.72		$1.22

Weighted average common shares outstanding:
Basic	283,390		303,225
Diluted (3)	288,412		305,171

(1)	Includes a $20.7 million gain from antitrust litigation settlements in the nine months ended June 30, 2010.

(2)	Includes the reversal of a $4.4 million legal accrual and a $2.3 million litigation charge in the nine months ended June 30, 2010 and 2009, respectively.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,310,716	$1,009,368
Accounts receivable, net	3,887,827	3,916,509
Merchandise inventories	5,096,601	4,972,820
Prepaid expenses and other	42,859	55,056

Total current assets	10,338,003	9,953,753

Property and equipment, net	688,184	619,238
Other long-term assets	2,977,598	2,999,749

Total assets	$14,003,785	$13,572,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,452,112	$8,517,162
Current portion of long-term debt	489	1,068
Other current liabilities	1,034,086	961,380

Total current liabilities	9,486,687	9,479,610

Long-term debt, less current portion	1,359,681	1,176,933

Other long-term liabilities	226,226	199,728

Stockholders’ equity	2,931,191	2,716,469

Total liabilities and stockholders’ equity	$14,003,785	$13,572,740

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine	Nine
	Months Ended	Months Ended
	June 30,	June 30,
	2010	2009

Operating Activities:
Net income	$495,520	$373,250
Loss from discontinued operations	—	8,455

Income from continuing operations	495,520	381,705
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	194,719	170,269
Changes in operating assets and liabilities	(130,848)	(114,282)

Net cash provided by operating activities — continuing operations	559,391	437,692
Net cash used in operating activities — discontinued operations	—	(7,233)

Net cash provided by operating activities	559,391	430,459

Investing Activities:
Capital expenditures	(132,302)	(102,221)
Cost of acquired companies, net of cash acquired	—	(13,422)
Proceeds from sale of PMSI	—	14,936
Other	143	32

Net cash used in investing activities — continuing operations	(132,159)	(100,675)
Net cash used in investing activities — discontinued operations	—	(1,138)

Net cash used in investing activities	(132,159)	(101,813)

Financing Activities:
Net borrowings	179,976	21,548
Purchases of common stock	(350,262)	(273,824)
Exercises of stock options	122,715	7,795
Cash dividends on common stock	(68,306)	(45,924)
Debt issuance costs and other	(10,007)	(3,431)

Net cash used in financing activities	(125,884)	(293,836)

Increase in cash and cash equivalents	301,348	34,810

Cash and cash equivalents at beginning of period	1,009,368	878,114

Cash and cash equivalents at end of period	$1,310,716	$912,924